FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110, callen@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REVISES FOURTH QUARTER
REVENUE AND EARNINGS GUIDANCE

PROVO, Utah — Nov. 30, 2005 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced that it expects fourth-quarter revenue to be approximately $285 to $290 million versus prior company expectations of $300 to $305 million. Revenue is being impacted primarily by the continued strengthening of the U.S. dollar against foreign currencies. This anticipated decline in revenue is expected to reduce earnings per share by approximately $0.03.

“The primary factor causing us to revise fourth quarter revenue guidance is the significant weakening of foreign currencies against the U.S. dollar,” said President and Chief Executive Officer Truman Hunt. “Assuming a fourth quarter rate of 120 yen to the U.S. dollar, we estimate that currency fluctuations will decrease revenue by 7 percent year-over-year and 4 percent sequentially, or approximately $20 and $13 million, respectively, in reported revenue. In addition, we estimate that Japan local currency revenue will be softer than anticipated, declining 5 percent year-over-year. However, including $3 million of U.S. convention revenue in October from Japanese distributors, Japan revenue would only decline approximately 3 percent year-over-year in local currency. Japan’s results reflect a decline in our personal care business as well as slowing nutrition sales as we prepare to transition to the second-generation Scanner in 2006.

“In other major markets, we are encouraged by signs that our business is beginning to stabilize in Mainland China, and we are pleased with the distributor response to convention initiatives in the United States. We remain on track with expectations in these and other markets,” Hunt continued.

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Nu Skin Enterprises
Nov. 30, 2005

“Our strategic theme for 2006 is to simplify our business, internally and externally, for the benefit of our sales force. We are confident we have the ammunition to drive our business, and we are aligning our corporate organization with the needs of our sales force to help them be more effective.

“Consequently, over the next few quarters we plan to eliminate organizational redundancies, revamp administrative support functions, prioritize investments to favor profitable initiatives and markets, and increase efficiencies in our supply chain process. This effort will include streamlining our corporate organization and will likely result in $15 to $25 million of restructuring charges that we anticipate incurring in the upcoming few quarters. In addition to the impact of the revenue short fall, earnings per share will also be impacted by any restructuring charges. We will provide more information on these strategies and high-level 2006 revenue guidance at today’s investor day conference,” concluded Hunt.

The company’s annual investor day begins today at 9 a.m. (EST) in New York City. Presentations will include remarks from the company’s senior management team and will provide additional financial guidance. Those wishing to access the webcast can visit the Investor Relations Web page on Nu Skin Enterprises’ Web site, www.nuskinenterprises.com. The archive of the webcast will be available at this same URL through Wednesday, Dec. 14, 2005. In addition, the presentation slides from the conference will be available on the company’s Web site.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 41 international markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology products and services under the Big Planet® brand. Nu Skin, Pharmanex and Big Planet are registered trademarks of the company and its affiliates.

Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

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Nu Skin Enterprises
Nov. 30, 2005

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things, financial projections, strategic objectives and initiatives, and operational issues. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) risks that our reported financial results could be adversely impacted by any weakening of foreign currencies against the U.S. dollar, particularly any further weakening of the Japanese yen; (c) regulatory risks associated with the Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize the Scanner; (d) risks related to the introduction of the Nu Skin® ProDerm™ Skin Analyzer, including difficulties or delays in finalizing the design specifications, as well as regulatory uncertainties, particularly in Japan where there is a risk that regulatory authorities may impose limitations on the use of this tool and on claims that may be made in connection with its use; (e) continued regulatory scrutiny in Mainland China, which has from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (f) risks that the recently adopted direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, or that the company is unable to obtain a direct selling license under these regulations; (g) any failure of current or planned initiatives or products, including, among others, the introduction of the second-generation Scanner and the Nu Skin® ProDerm™ Skin Analyzer, the expansion of the Photomax™ digital imaging service and the commencement of operations in new markets, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (i) adverse publicity related to the company’s business, products or industry; (j) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (k) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 15, 2005. The forward-looking statements set forth the company’s beliefs as of the date of this press release, and the company assumes no duty to update the forward-looking statements contained in this presentation to reflect any change.

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